410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Fourth Quarter and All-Time Record Fiscal 2020 Results

CHICAGO-(October 13, 2020)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its fourth quarter and fiscal year 2020.

	Fourth Quarter			Fiscal Year
	Ended July 31			Ended July 31
	2020	2019	Change	2020	2019	Change
Consolidated Results
Net Sales	$64,844,000	$70,117,000	(8)%	$283,227,000	$277,025,000	2%
Net Income Attributable to Oil-Dri	$5,886,000	$3,799,000	55%	$18,900,000	$12,611,000	50%
Earnings per Common Diluted Share	$0.83	$0.54	54%	$2.65	$1.80	47%
Business to Business
Net Sales	$26,628,000	$28,052,000	(5)%	$104,260,000	$105,877,000	(2)%
Segment Operating Income	$7,172,000	$9,630,000	(26)%	$31,218,000	$31,388,000	(1)%
Retail and Wholesale
Net Sales	$38,216,000	$42,065,000	(9)%	$178,967,000	$171,148,000	5%
Segment Operating Income	$479,000	$1,860,000	(74)%	$15,859,000	$8,683,000	83%

Daniel S. Jaffee, President and Chief Executive Officer, stated, “Fiscal year 2020 was one for the record books. We began the year with strong sales and margin improvement. In mid-March, COVID-19 descended upon us and put our people and infrastructure to the test. The value of our essential product portfolio, along with our hard-working teammates, our solid sales and operations planning (“S&OP”) process and enterprise resource planning (“ERP”) system, and an undisrupted supply chain allowed our business to thrive during these unprecedented times. In the midst of the coronavirus pandemic, all of our plants remained fully operational, and our results reflected our team’s successful efforts. In the fourth quarter, the initial increase in cat litter demand due to COVID-19 began to reverse as consumers unloaded their full pantries. Revenues from other products also reflect the slow recovery from the impact of the pandemic. However, we entered into a confidential license agreement in exchange for a one-time lump sum payment which helped the fourth quarter results. Overall, we experienced record net sales, a significant increase in gross profit, and record net income for the twelve-month period. We continue to focus on the health and safety of our teammates and me eting the needs of our customers. Although the coronavirus pandemic continues, our momentum is strong. We look forward to a successful and healthy fiscal 2021.

Full Year Results
Consolidated net sales for fiscal year 2020 reached an all-time record high of $283 million, reflecting a 2% increase over the prior year. This growth was primarily due to increased demand of our cat litter and animal health products. Total annual cat litter sales within the U.S. and Canada increased by 9% compared to the prior year. Our co-packaging coarse cat litter business also saw significant gains of 6% over last year. Full year sales of our animal health products increased 12% versus the prior year, primarily in Latin America, Mexico, Africa, and Asia, excluding China. Revenues from our agricultural, fluid purification, industrial, and sports products all suffered from the negative impact of COVID-19 on our customers.

Annual consolidated gross profit increased 16% with margins improving from 24% in the past year to 27% in fiscal 2020. These gains were a result of lower freight, natural gas and warehouse costs, offset by slightly higher packaging and non-fuel manufacturing costs. The prior year also included significant expenses related to the implementation of our ERP system and hurricane Michael.

Further elevating our financial position was a one-time pre-tax gain of $13 million in connection with an intellectual property license agreement in the fourth quarter of fiscal year 2020. Selling, general and administrative (“SG&A”) costs for the last twelve-month period increased 16% over the prior year primarily due to higher advertising spending, compensation, and benefits costs. These higher expenses were partially offset by lower legal costs, deferred compensation costs, and the curtailment gain related to our supplemental executive retirement plan. Full year net income attributed to Oil-Dri reached a record high of $19 million, reflecting a 50% increase over the prior year.

With cash and cash equivalents of $41 million and approximately $10 million of debt on our balance sheet, we are in a very strong liquidity position.

Fourth Quarter Results
Consolidated net sales in the fourth quarter declined by 8% compared to last year, while gross margins remained relatively flat. Weaker demand for products within all areas of our business, except for our animal health products, resulted in this decrease. A one-time pre-tax gain of $13 million resulting from an intellectual property license agreement helped consolidated net income attributed to Oil-Dri reach a quarterly record high of $6 million, reflecting a 55% increase over the prior year.

Product Group Review
Our Business to Business Products (“B2B”) Group’s fourth quarter revenues decreased 5% compared to last year. Sales of our agricultural products declined by 10% versus the prior year as a result of COVID-19 related demand delays from a large customer, as well as a shift in timing of orders for our Verge product. Sales of our fluid purification products also declined this quarter by 6% compared to the fourth quarter in the prior year, mainly due to improved quality of edible oil in North America, thus resulting in reduced need of our bleaching clay. COVID-19 has made product testing at edible oil plants difficult and also resulted in decreased demand for our products used to process jet fuel as air travel has subsided dramatically all over the world. Sales from co-packaging coarse cat litter declined by 8% in the fourth quarter compared to the prior year, which can be attributed to pantry deloading by consumers. Animal health products saw significant sales gains of 8% which partially offset the aforementioned losses. Increases were primarily experienced in Mexico, due to higher customer demand and the sale of animal health related equipment, and in Africa. Local pricing competition in foreign markets caused by unfavorable exchange rates continues to negatively impact several segments within our B2B Group.

Operating income in the B2B Group declined 26% in the fourth quarter versus the same period in the prior year. Lower sales, unfavorable product mix and cost allocation shifts offset a 4% reduction in SG&A expenses over the previous fourth quarter.

Revenues within our Retail and Wholesale Group decreased by 9% in the fourth quarter compared to the same period in fiscal year 2019. While sales of our cat litter items grew significantly in the third quarter due to COVID-19 pantry loading, they leveled off in the fourth quarter as a result of decreased demand from consumers who had stocked up on our products. The combined net sales for the third and fourth quarters reflect an increase of 7% over the same quarters in the prior year, representing ongoing momentum. In the fourth quarter, consumers demanded more private label scoopable products, including lightweight litter, when compared to the same quarter last year, while sales of private label coarse litter declined. However, our e-commerce business experienced double-digit sales growth for the fourth quarter compared to the same period last year, as more people continued to shop online during the pandemic. Revenues from cat litter within our Canadian subsidiary demonstrated a 20% increase over the prior year. Our industrial and sports products unfortunately were hit hard during the fourth quarter, as these markets continue to be negatively impacted by COVID-19. Decreased demand and the national shutdown of sports fields continued to cause weak sales.

Operating income for the Retail and Wholesale Products Group was $479,000 in the fourth quarter, reflecting a 74% decrease compared to last year. This decline can be attributed to lower sales and significantly higher advertising spending. A targeted digital media campaign will continue into the next fiscal year, and we expect advertising costs for the upcoming fiscal 2021 to be comparable to fiscal 2020.

In the fourth quarter, Oil-Dri entered into an amended and restated note purchase and private shelf agreement. The company incurred $10 million of debt payable over a 10-year term as part of a $75 million shelf agreement which provides Oil-Dri the ability to request additional financing in the future to grow our business, if needed.”

The Company will host its fourth quarter of fiscal 2020 earnings teleconference on Wednesday, October 14, 2020 at 9:00 a.m. Central Time. Participation details are available on our website’s events page.
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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 75 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” and “Verge” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings
Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	Fourth Quarter Ended July 31,
	2020	% of Sales	2019	% of Sales
Net Sales	$64,844	100.0%	$70,117	100.0%
Cost of Sales	(49,299)	(76.0)%	(52,705)	(75.2)%
Gross Profit	15,545	24.0%	17,412	24.8%
Other Operating Income (1)	13,000	20.0%	—	—%
Selling, General and Administrative Expenses (2)	(19,412)	(29.9)%	(13,157)	(18.8)%
Operating Income	9,133	14.1%	4,255	6.1%
Interest Expense	(204)	(0.3)%	(160)	(0.2)%
Other Income (3)	(1,341)	(2.1)%	77	0.1%
Income Before Income Taxes	7,588	11.7%	4,172	6.0%
Income Tax Expense	(1,707)	(2.6)%	(334)	(0.5)%
Net Income	5,881	9.1%	3,838	5.5%
Net (Loss) Income Attributable to Noncontrolling Interest	(5)	—%	39	0.1%
Net Income Attributable to Oil-Dri	$5,886	9.1%	$3,799	5.4%

Net Income Per Share: Basic Common	$0.85		$0.54
Basic Class B Common	$0.63		$0.41
Diluted Common	$0.83		$0.54
Diluted Class B Common	$0.62		$0.40
Avg Shares Outstanding: Basic Common	5,139		5,126
Basic Class B Common	1,954		2,068
Diluted Common	5,255		5,191
Diluted Class B Common	1,966		2,090

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(audited)	Twelve Months Ended July 31,
	2020	% of Sales	2019	% of Sales
Net Sales	$283,227	100.0%	$277,025	100.0%
Cost of Sales	(207,404)	(73.2)%	(211,365)	(76.3)%
Gross Profit	75,823	26.8%	65,660	23.7%
Other Operating Income (1)	13,000	4.6%	—	—%
Selling, General and Administrative Expenses (2)	(63,996)	(22.6)%	(55,248)	(19.9)%
Operating Income	24,827	8.8%	10,412	3.8%
Interest Expense	(518)	(0.2)%	(594)	(0.2)%
Other Income (3)	(1,289)	(0.5)%	4,730	1.7%
Income Before Income Taxes	23,020	8.1%	14,548	5.3%
Income Tax Expense	(4,280)	(1.5)%	(1,933)	(0.7)%
Net Income	18,740	6.6%	12,615	4.6%
Net (Loss) Income Attributable to Noncontrolling Interest	(160)	(0.1)%	4	—%
Net Income Attributable to Oil-Dri	$18,900	6.7%	$12,611	4.6%

Net Income Per Share: Basic Common	$2.70		$1.82
Basic Class B Common	$2.02		$1.36
Diluted Common	$2.65		$1.80
Diluted Class B Common	$1.99		$1.35
Avg Shares Outstanding: Basic Common	5,149		5,112
Basic Class B Common	2,020		2,068
Diluted Common	5,246		5,165
Diluted Class B Common	2,046		2,086

(1) See Note 1 of the Notes to the Unaudited Condensed Consolidated Financial Statements in our Annual Report on Form 10-K for the period ending July 31, 2020 for further information about amounts included in this line item for the years presented.
(2) See Note 9 of the Notes to the Unaudited Condensed Consolidated Financial Statements in our Annual Report on Form 10-K for the period ending July 31, 2020 for further information about amounts included in this line item for the years presented.
(3) See Notes 2 and 8 of the Notes to the Unaudited Condensed Consolidated Financial Statements in our Annual Report on Form 10-K for the period ending July 31, 2020 for further information about amounts included in this line item for the years presented.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(audited)

		As of July 31
		2020	2019
Current Assets
Cash and Cash Equivalents		$40,890	$21,862
Accounts Receivable, Net		34,911	35,459
Inventories		23,893	24,163
Prepaid Expenses and Other		8,726	7,792
Total Current Assets		108,420	89,276
Property, Plant and Equipment, Net		92,948	90,798
Other Noncurrent Assets (1)		34,514	25,153
Total Assets		$235,882	$205,227

Current Liabilities
Current Maturities of Notes Payable		$1,000	$3,083
Accounts Payable		12,529	8,092
Dividends Payable		1,808	1,761
Other Current Liabilities		30,870	19,670
Total Current Liabilities		46,207	32,606
Noncurrent Liabilities
Notes Payable		8,848	3,052
Other Noncurrent Liabilities (1)		32,863	34,023
Total Noncurrent Liabilities		41,711	37,075
Stockholders' Equity		147,964	135,546
Total Liabilities and Stockholders' Equity		$235,882	$205,227

Book Value Per Share Outstanding		$20.64	$18.88

Acquisitions of:
Property, Plant and Equipment	Fourth Quarter	$3,870	$4,867
	Year To Date	$14,740	$15,029
Depreciation and Amortization Charges	Fourth Quarter	$3,524	$3,481
	Year To Date	$13,923	$13,330
(1) Amounts as of July 31, 2020 include right-of-use operating lease assets and related liabilities required by adoption of Accounting Standards Codification 842, Leases.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(audited)
	For the Twelve Months Ended
	July 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$18,740	$12,615
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	13,923	13,330
Increase in Accounts Receivable	(12)	(1,729)
Decrease (Increase) in Inventories	213	(1,693)
Increase in Accounts Payable	4,238	590
Increase (Decrease) in Accrued Expenses	8,632	(589)
(Decrease) Increase in Pension and Postretirement Benefits	(5,684)	3,307
Other	2,412	912
Total Adjustments	23,722	14,128
Net Cash Provided by Operating Activities	42,462	26,743

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(14,740)	(15,029)
Net Dispositions of Investment Securities	—	7,134
Other	63	7
Net Cash Used in Investing Activities	(14,677)	(7,888)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	10,000	—
Principal Payments on Notes Payable	(6,321)	(3,083)
Dividends Paid	(7,030)	(6,656)
Purchase of Treasury Stock	(5,541)	(147)
Other	142	—
Net Cash Used in Financing Activities	(8,750)	(9,886)

Effect of exchange rate changes on Cash and Cash Equivalents	(7)	136

Net Increase in Cash and Cash Equivalents	19,028	9,105
Cash and Cash Equivalents, Beginning of Period	21,862	12,757
Cash and Cash Equivalents, End of Period	$40,890	$21,862